Exhibit 11.0

               PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   Computation of Net Income (Loss) Per Share
                      (In thousands except per share data)

                                          Year Ended December 31,
                               ------------------------------------------------
                                    1996              1997              1998
                               ------------      ------------      ------------
Net Loss                       $    (28,315)     $    (22,899)     $    (35,337)
Preferred Dividends                  (2,389)           (4,644)           (5,057)
                               ------------      ------------      ------------

Net loss applicable to common
stock                               (30,704)          (27,543)          (40,394)
                               ------------      ------------      ------------

Common stock dividends
  Class A Common Stock               13,789             7,019                 -
  Class B Common Stock                    -                 -                 -
  Class C Common Stock                1,559               779                 -
                               ------------      ------------      ------------
                                     15,348             7,798                 -
                               ------------      ------------      ------------
Undistributed net loss(1)      $    (46,052)     $    (35,341)     $    (40,394)
                               ============      ============      ============

Weighted average number of
common shares outstanding
  Class A Common Stock               22,983            23,441            23,962
  Class B Common Stock                   12                11                11
  Class C Common Stock                2,598             2,598             2,598
                               ------------      ------------      ------------
                                     25,593            26,050            26,571
                               ============      ============      ============

Basic and Diluted earnings
(losses) per common share:

  Class A Common stock
   Distributed                 $       0.60      $       0.30      $         -
   Undistributed(1)                   (1.80)            (1.36)           (1.52)
                               ------------      ------------      ------------
                               $      (1.20)     $      (1.06)     $     (1.52)
                               ============      ============      ===========

  Class B Common Stock
    Distributed                $          -      $          -      $          -
                               ============      ============      ============

  Class C Common Stock
   Distributed                 $       0.60      $       0.30      $         -
   Undistributed                      (1.80)            (1.36)            (1.52)
                               ------------      ------------      ------------
                               $      (1.20)     $      (1.06)     $      (1.52)
                               ============      ============      ============


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(1) All of the undistributed net loss has been allocated to the Class A Common
Stock and Class C Common Stock since the Company exercised its right to terminate the Special Dividends on the Class B Common Stock effective August 31, 1994 "the expiration date". As a result of the termination of the Special Dividends, the holders of Class B Common Stock had the right to require the Company to purchase their shares at $17.50 per share plus all accrued and unpaid Special Dividends through the expiration date ($0.2763 per share for the period July 1, 1994 through August 31, 1994). As of December 31, 1998, 206 shares of Class B Common Stock were repurchased for approximately $3.6 million.

Prior to the termination of the Special Dividends, the Class B Common Stock could not participate in any additional dividends until the aggregate amount of dividends paid on Class A Common Stock and Class C Common Stock exceeded the Common Stock Allocation as defined. In 1994 an additional $112.3 million had to be paid as dividends on the Class A Common Stock and Class C Common Stock to reach the Common Stock Allocation.